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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 11, 1998, relating to the financial statements and financial highlights of The One Group Investment Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in the Statement of Additional Information and under the headings "Financial Highlights" and "Independent Accountants" in such Prospectus.



PRICE WATERHOUSE LLP
New York, New York
April 6, 1998